CONSENT OF INDEPENDENT AUDITOR

We consent to the use, in this Offering Circular on Form 1-A of our independent auditor’s report dated November 6, 2024, with respect to the audited balance sheet of AcccretivUSA, Inc. as of October 14, 2024, and the related statements of operations, changes in member’s deficit, and cash flows for the period from October 2, 2024 to October 14, 2024, and the related notes to the financial statements.

Very truly yours,

Assurance Dimensions

/s/ Assurance Dimensions

Tampa, Florida

November 18, 2024